AGREEMENT WITH REGARD TO EXERCISE PRICE RESETS
                              AND 4.99% LIMITATION

      THIS AGREEMENT WITH REGARD TO EXERCISE PRICE RESETS AND 4.99% LIMITATION (the "Agreement") is entered into as of February 9, 2006, by and among Patriot Scientific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "Company" or "Patriot") and Swartz Private Equity, LLC (hereinafter referred to as "SPE" or the "Investor").

                                    RECITALS:

      Whereas, PATRIOT and SPE have each entered into certain agreements, including but not limited to the following agreements and agreements related to such agreements:

      -     Investment Agreement, dated May 2, 2000 ("Equity Line #2"),

      -     Investment Agreement, dated September 17, 2001 ("Equity Line #3"),

      -     Amended Loan Advance Agreement, dated March 12, 2002

      -     Antidilution Agreement and Addendum to Warrants, dated March 19,
            2003,

      -     Securities Purchase Agreement, dated March 23, 2004,

      - Debenture in the amount of $723,167.28, dated March 23, 2004 (the "SPE Debenture");

      - Amendment to Warrants dated as of March 24, 2004 (the "First Amendment to Warrants");

      - Amendment to Agreements and Second Amendment to Warrants dated November 17, 2004; and

      -     the SPE Warrants (as defined below).


      Whereas, any warrants to purchase common stock of PATRIOT that have been issued to SPE by Patriot for any reason at any time in the past up through and including the date hereof, including but not limited to the Outstanding SPE Warrants (as defined below), are referred to herein as the "SPE Warrants;"

      Whereas, any agreements that have been entered into between Patriot and SPE at any time up through and including the date hereof, including but not limited to the above listed agreements, and any Debentures and Warrants issued by the Company to SPE, including but not limited to the SPE Debenture and the SPE Warrants, are collectively referred to herein as the "SPE Agreements;"

      Whereas, pursuant to agreements between the parties, PATRIOT issued to SPE, among other warrants, the following warrants (the "Outstanding SPE Warrants"), each of which remain outstanding as of the date hereof:

      Holder              Description                Date of Issuance       Warrant #         Fixed Price
      ------              -----------                ----------------       ---------         -----------
      SPE            Snapshot Warrant #7                  1/1/2004          3,051,299            $0.015

      SPE            EL #2 Put #10 Pur Wrrnt             11/9/2001            375,000           $0.0319

      SPE            EL #2 Put #5 Pur Wrrnt               5/2/2001            108,300            $0.033

      SPE            EL #2 Put #9 Put Wrrnt              9/26/2001            225,000            $0.033

      SPE            EL #1 Put #2 Pur Wrrnt             12/23/1999            267,696           $0.0363

      SPE            EL #2 Pur #2 Pur Wrrnt             10/19/2000            125,310           $0.0385

      SPE            EL #2 Put #3 Pur Wrrnt             12/28/2000             23,583           $0.0385

      SPE            EL #2 Put #4 Pur Wrrnt               3/6/2001            266,430           $0.0396

      SPE            Rollover Note Warrant               3/23/2004          8,035,192           $0.0399

      SPE            Snapshot Warrant #6                 10/1/2003          1,557,653             $0.04

      SPE            Snapshot Warrant #8                  4/1/2004          5,240,211             $0.04

      SPE            Note Wrrnt #12                      2/15/2002            206,250           $0.0407

      SPE            Make-Up Warrant                      2/1/2006          7,000,000           $0.0775

      Whereas, the PARTIES mutually desire to enter into this Agreement.

                                     TERMS:

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. LOWEST RESET PRICE. For purposes hereof, "Fixed Price" shall have the meaning set forth in the above table in the fourth recital to this Agreement, with respect to each Warrant listed on such table and shall mean $.0399 with respect to the SPE Debenture.

2. RESET PROVISION IN THE SPE WARRANTS. Each SPE Warrant is hereby amended to add the following language to the end of last sentence of the first paragraph of
Section 3 thereof:

      " provided that, after February 1, 2006, the "Lowest Reset Price" shall equal the Fixed Price, as defined in that certain Agreement With Regard to Exercise Price Resets And 4.99% Limitation (the "Reset Fixing Agreement") entered into as of February 9, 2006, by and among Patriot Scientific Corporation and Swartz Private Equity, LLC taking into account, as appropriate, any adjustments made pursuant to Section 5 hereof."

3. RESET PROVISION IN THE SPE DEBENTURE. The SPE Debenture is hereby amended to add the following language to the end of Section 1.2(b) thereof:

      "Notwithstanding the above, after February 1, 2006, the "Conversion Price" shall be reset to equal the Fixed Price, as defined in that certain Agreement With Regard to Exercise Price Resets and 4.99% Limitation (the "Reset Fixing Agreement") entered into as of February 9, 2006, by and among Patriot Scientific Corporation and Swartz Private Equity, LLC (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower's securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events), and shall not be reset thereafter except for the above specified equitable adjustments"

4. EXPANSION OF 4.99% PROVISIONS TO 9.99%. To the extent that any provision in any of the SPE Agreements limits the ability of SPE, through the exercise of warrants, the conversion of debentures, or otherwise, to acquire shares of the Common Stock of the Company, so that SPE cannot at any time be the beneficial owner of more than 4.99% of the Common Stock of the Company, any and all such provisions are hereby amended to substitute the figure 9.99% for the figure 4.99%.

5. NO FURTHER MODIFICATION. Except as set forth in this Agreement and in the Waiver and Agreement entered into by the parties concurrently with this Agreement, all of the terms and provisions of the SPE Agreements in effect as of the date of this Agreement shall remain unmodified and in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 9th day of February, 2006.


PATRIOT SCIENTIFIC CORP.                       SWARTZ PRIVATE EQUITY, LLC



By:                                            By:
   ------------------------------------           -----------------------------
   David H. Pohl                                  Eric S. Swartz,  Manager
   Chief Executive Officer


By:
   ------------------------------------
   Thomas J. Sweeney
   Chief Financial Officer

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